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                                                                Exhibit (a)(10)

                        SECTION 83(b) TAX ELECTION FORM

   This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treasury Regulation Section 1.83-2.

   1. The taxpayer who performed the services is:

      Name   ____________________________________

      Street Address   ____________________________________

      City, State, Zip  ____________________________________

      SSN   ____________________________________

   2. This election covers ____________ shares of restricted common stock of Navigant Consulting, Inc. (the "year 2000 exchange shares") and ____________ shares of restricted common stock of Navigant Consulting, Inc. (the "VSRP shares").

   3. The restricted shares were issued on _________________, 2002.

   4. The taxable year to which this election relates is calendar year 2002.

   5. The year 2000 exchange shares vest 50% 6 months from the date of grant, an additional 25% 9 months from the date of grant and the remaining 25% 1 year from the date of grant. The VSRP shares vest in 3 equal annual installments;
33 1/3% one year from the date of grant, 33 1/3% two years from the date of grant and the remaining 33 1/3% three years from the date of grant. If the taxpayer terminates his/her employment with either Navigant Consulting, Inc. or any of its affiliates (for any reason other than death, disability (as defined in the applicable restricted stock award) or retirement) before the year 2000 shares or VSRP shares have vested in full, then the taxpayer will forfeit any portions of the shares that have not yet vested as of the date of termination.

   6. The restricted shares are not transferable in the taxpayer's hands, by virtue of language to that effect set forth in the taxpayer's stock account(s).

   7. The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $____ per year 2000 exchange share and $____ per VSRP share.

   8. The taxpayer paid nothing for these restricted shares.

   9. A copy of this statement was furnished to Navigant Consulting, Inc. for whom taxpayer rendered the services underlying the transfer of property.

   10. This statement is executed as of ________________________, 2002.

_______________________________________________________________________________
   Taxpayer Signature

   This form will be filed with the Internal Revenue Service Center with which the taxpayer files his/her Federal Income tax return. The filing must be made within 30 days after the execution date of the Restricted Stock Issuance Agreement. Per Point 9 above, a copy must be given to NCI. Later, a copy must also be included with the taxpayer's return for the year that includes the Grant Date.